EXHIBIT 16.1

March 19, 2015

Securities and Exchange Commission 100 F Street, N.E.

Washington, D.C. 20549-7561

Ladies and Gentlemen:

We have read Item 4 of American Xanthan Corporation Form 8-K dated March 21, 2014 and have the following comments:

1.    We agree with the statements made in the first four paragraphs.

2.    We have no basis on which to agree or disagree with the statements made in the final two paragraphs.

Yours truly,

/s/ BF BORGERS CPA PC

BF BORGERS CPA PC